                                                                    CONFIDENTIAL


BOARD OF DIRECTORS

CONFIDENTIAL INFORMATION PACKAGE



September 22, 1995



PaineWebber Incorporated

                                             ROCKEFELLER CENTER PROPERTIES, INC.


TABLE OF CONTENTS


I.   Introduction

          RCPI CURRENT SITUATION

II.  Summary of Alternatives

III. Zell Transaction

IV.  Goldman Proposal

V.   Independent Alternative

APPENDIX

     A.   GOLDMAN, SACHS TERM SHEET DATED SEPTEMBER 11, 1995
          GOLDMAN, SACHS 13D/A FILING DATED SEPTEMBER 18, 1995

     B. LETTER OF INTENT BETWEEN RCPI, NBC AND EQUITY OFFICE HOLDINGS DATED SEPTEMBER 11, 1995

     C.   ASSUMPTIONS USED IN CASH FLOW MODELS

PaineWebber Incorporated

                                             ROCKEFELLER CENTER PROPERTIES, INC.


I. INTRODUCTION -- RCPI CURRENT SITUATION


     - On September 12, 1995, Rockefeller Center Properties, Inc. ("RCPI" or the "Company") and Equity Office Holdings, L.L.C. ("Zell") executed an Agreement and Plan of Combination (the "Zell Transaction") dated as of September 11, 1995.

     - The Zell Transaction contemplates a $250 million equity investment in a recapitalization and deleveraging of RCPI by Zell and other institutional investors (the "Zell Investors"). The Zell Investors include The Walt Disney Company and General Electric and the National Broadcasting Company. The equity investment will be increased to $265 million in the event of a specified "consensual" transaction with Rockefeller Center Properties and RCP Associates (collectively, the "Borrower"). The Zell Transaction is discussed further in Tab III.

     - After RCPI reached an agreement with Zell on September 12, 1995, RCPI received by facsimile transmission a proposal from Goldman Sachs Mortgage Company and Whitehall Street Real Estate Limited Partnership V ("Goldman" or "Goldman, Sachs" and the "Goldman Proposal") dated as of September 11, 1995.

     - The Goldman Proposal contemplates (i) a $100 million equity investment by Goldman, (ii) a $100 million rights offering to existing RCPI equity holders (including Goldman) underwritten by Goldman and (iii) a $50 million commitment by Goldman to underwrite an additional rights offering in the next three years if desired by RCPI's Board of Directors. The Goldman Proposal is discussed further in Tab IV.


PaineWebber Incorporated                                                       1

                                             ROCKEFELLER CENTER PROPERTIES, INC.


INTRODUCTION -- RCPI CURRENT SITUATION

     - Also on September 12, 1995, the Borrower announced its intent to transfer ownership to RCPI (the "Transfer"), pursuant to a reorganization plan, of the 12 landmarked buildings at Rockefeller Center ("Rockefeller Center" or the "Property") that serve as collateral for RCPI's $1.3 billion loan to the Borrower. The Borrower announced its intent to enter a Transfer in both a press release and in a verbal statement that day in Federal Bankruptcy Court.

     - The Federal Bankruptcy Court established on September 12, 1995 the following tentative dates to proceed with the proposed Transfer between RCPI and the Borrower. These dates assume successful negotiations with the Borrower with respect to the Transfer.

          -- October 3, 1995: Filing of joint plan of reorganization and disclosure statement by RCPI and the Borrower

          -- October 30, 1995: Hearing to consider the disclosure statement

          -- November 28, 1995: Hearing to confirm the joint plan of reorganization. The Court warned that a bankruptcy case of this size will probably require more than one confirmation hearing to receive final approval of the bankruptcy plan by the Court

     - Based on the schedule outlined by the Bankruptcy Court, it is expected that confirmation of a joint plan of reorganization would occur in December 1995 or January 1996, although neither the timing nor the outcome is certain.

     - The purpose of this presentation is to review RCPI's current strategic alternatives with respect to the Zell Transaction and the Goldman Proposal. The presentation also briefly considers an "Independent Alternative." A summary of the alternatives is provided in Tab II.


PaineWebber Incorporated                                                       2
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                                             ROCKEFELLER CENTER PROPERTIES, INC.



II.  SUMMARY OF ALTERNATIVES


----------------------------------------------------------------------------------------------------------------------------------
                                                                                          NET PRESENT VALUE PER SHARE AT VARIOUS
     STRATEGIC             PRIMARY                    PRIMARY            SCENARIO                 DISCOUNT RATES (4)
    ALTERNATIVE  TAB      ADVANTAGES               DISADVANTAGES           (3)         -------------------------------------------
                                                                                       10%     11%    12%     13%     14%     15%
----------------------------------------------------------------------------------------------------------------------------------

1   ZELL         III  - More Conservative     - RCPI Share Reduced to       BASE
    TRANSACTION         Capital Structure       either 39% (Base) or        2007      $8.40   $7.66  $7.00   $6.40   $5.87   $5.39
    (1)               - Less Expensive Debt     30% (Alternative)           2000      $8.25   $7.90  $7.57   $7.25   $6.95   $6.67
                      - Strength in Borrower  - 62.5% Shareholder
                        Negotiations            Vote Required            ALTERNATIVE
                      - Zell Interest         - Practical Difficulties      2007      $7.44   $6.80  $6.22   $5.71   $5.24   $4.82
                        Alignment               in Prepaying                2000      $7.41   $7.09  $6.80   $6.51   $6.25   $5.99
                      - Long Term Property      Goldman Debt
                        Value Focus           - Zell Investors Control
                      - Operating Expertise     Over Nureit,
                      - Balance Sheet           Subject to Independent
                        Flexibility             Board
                      - Agreement Executed    - RCPI Bears Goldman
                      - Updated Corporate       Risk
                        Charter               - Certain Bankruptcy
                                                Court Approval Required
                                                to Close
                                              - Transaction Uncertainty
                                                and Complexity

----------------------------------------------------------------------------------------------------------------------------------

2   GOLDMAN      IV   - Goldman Cooperation   - Higher and Increasing       BASE
    PROPOSAL (2)      - 50% Shareholder Vote    Leverage                    2007      $8.24   $7.52  $6.87   $6.29   $5.76   $5.29
                        Required              - More Expensive Debt         2000      $8.01   $7.67  $7.35   $7.04   $6.75   $6.47
                      - Updated Corporate     - Less Balance Sheet
                        Charter                 Flexibility              ALTERNATIVE
                      - 18% Share Price       - Goldman Debt Interest       2007      $8.03   $7.34  $6.72   $6.17   $5.66   $5.21
                        Premium to Zell         and Equity Interest         2000      $7.85   $7.51  $7.20   $6.90   $6.62   $6.35
                        Transaction           - Goldman Control Over
                      - RCPI Shareholder        Nureit, Subject to
                        Participation/          Independent Board
                        Mandate

----------------------------------------------------------------------------------------------------------------------------------

3   INDEPENDENT   V   - Reduced Shareholder   - Inflexible Corporate        N/A       N/A     N/A     N/A     N/A     N/A     N/A
    ALTERNATIVE         Ownership Dilution      Charter
                      - RCPI Rights Offering  - Potential Inability
                        can be Achieved         to Meet Short Term
                        Without Shareholder     Cash Obligations
                        or Goldman Approval   - No Operating Partner
                                              - Triggers Goldman
                                                Anti-Dilution



(1) The Zell scenarios assume a GE/NBC credit lease financing based on current market quotes. The ability to achieve such a financing is dependent upon completion of a definitive agreement on terms substantially similar to the Letter of Intent signed by RCPI, NBC and Equity Office Holdings on September 11, 1995 which is included in Appendix B.

     Zell Base Scenario assumes that Goldman receives anti-dilution protection only on the $23 million private placement of RCPI shares to the Zell Investors.

     Zell Alternative Scenario assumes that Goldman receives anti-dilution protection on both the RCPI and Nureit shares purchased by the Zell Investors.

(2)  Goldman Base Scenario contemplates a $200 million equity investment through
     (i) a $100 million private placement to Goldman and (ii) a $100 million rights offering to Goldman and RCPI shareholders.

     Goldman Alternative Scenario contemplates a $250 million equity investment through (i) a $100 million private placement to Goldman and (ii) a $150 million rights offering to Goldman and RCPI shareholders.

(3) Analyses assume a sale of the property in either December 2000 or December 2007, as detailed in Appendix C.

(4) Net present value calculated as of January 1, 1996. Discussion of discount rate theory in footnotes to Financial Summary in Tabs III and IV. Other assumptions set forth in Appendix C.


PaineWebber Incorporated                                                       3

                                             ROCKEFELLER CENTER PROPERTIES, INC.


SUMMARY OF ALTERNATIVES -- DEBT STRUCTURE


----------------------------------------------------------------------------------------------------------------------------------
($ IN MILLIONS)
                                                    NUREIT                                ASSUMED
           STRATEGIC                            INDEBTEDNESS ON              ASSUMED      INTEREST     1996 DEBT      REQUIRED
          ALTERNATIVE             TAB           JANUARY 1, 1996              AMOUNT         RATE      SERVICE (8)   AMORTIZATION
----------------------------------------------------------------------------------------------------------------------------------

1    ZELL TRANSACTION BASE        III  GE/NBC Credit Lease Financing (3)     $355.0        7.25% (6)     $25.6      27 Years (9)
     SCENARIO (1)                      Commercial Bank Loan (Chemical)        344.0        8.25%          28.4          None
                                                                             ------        ----          ----
                                               TOTAL/WEIGHTED AVERAGE        $699.0        7.74%         $54.0

----------------------------------------------------------------------------------------------------------------------------------

2    GOLDMAN PROPOSAL BASE        IV  Whitehall Debentures                   $ 75.0 (4)   14.00%         $10.5          None
     SCENARIO (2)                     Third Party Debt                        300.0        9.50% (7)      28.5          None
                                      Zero Coupon Convertible Debentures      360.3 (5)   10.22%          36.8        Accretes
                                                                             ------        ----          ----
                                               TOTAL/WEIGHTED AVERAGE        $735.3       10.31%         $75.8

----------------------------------------------------------------------------------------------------------------------------------


CONSIDERATIONS

- On December 31, 2000, total debt is projected to be $887 million under the Goldman Proposal Base Scenario and $673 million under the Zell Transaction Base Scenario, a $214 million differential.

- The Zell Transaction debt structure provides for $148 million of cumulative interest savings (including accrued interest) over the next five years.

- In 2001, the Zell Transaction Base Scenario debt structure is projected to allow for 2.3x debt service coverage as opposed to 1.6x under the Goldman Proposal Base Scenario.


---------------

(1) Zell Base Scenario assumes that Goldman receives anti-dilution protection only on the $23 million private placement of RCPI shares to the Zell Investors.
(2)  Goldman Base Scenario contemplates a $200 million equity investment through
     (i) a $100 million private placement to Goldman and (ii) a $100 million rights offering to Goldman and RCPI shareholders.
(3)  Assumes GE / NBC credit lease financing based on current market quotes.
     The ability to achieve such a financing is dependent upon completion of a definitive agreement on terms substantially similar to the Letter of Intent signed by RCPI, NBC and Equity Office Holdings on September 11, 1995 which is included in Appendix B.
(4)  Payable in cash or, if Net Cash Flow is insufficient, in kind.
(5) Debt principal accretes at 10.225% through December 31, 2000. If bondholders do not elect to convert on December 31, 2000, the Zero Coupon Convertible Debentures will automatically be exchanged for non-convertible floating rate notes which will bear interest at a rate equal to 90-day LIBOR plus a spread of between 25 to 100 basis points (assumed to be LIBOR + 50 basis points (7.50% assumed) for purposes of this analysis).
(6)  Effective monthly payment rate of 8.45%, including principal amortization.
(7) Represents estimated LIBOR spread in Goldman Proposal of LIBOR + 300 basis points plus an estimated 50 basis points for term interest rate swaps, for a fixed rate of 9.50%.
(8) Interest only, includes non-cash payment of interest on Zero Coupon Convertible Debentures for comparative purposes.
(9)  Based on 27 year amortization with monthly payments.


PaineWebber Incorporated                                                       4

                                             ROCKEFELLER CENTER PROPERTIES, INC.


III.  ZELL TRANSACTION

FINANCIAL SUMMARY


                                                      FULLY                      NET PRESENT VALUE PER SHARE AT VARIOUS
                                                  DILUTED SHARES                 DISCOUNT RATES AS OF JANUARY 1, 1996 (4)
SCENARIO (1)                                        OUTSTANDING           --------------------------------------------------------
                                                                          10%       11%       12%       13%       14%       15%
----------------------------------------------------------------------------------------------------------------------------------

  BASE        GOLDMAN RECEIVES ANTI-DILUTION
              PROTECTION ONLY IN RCPI
              Sell Property in 2007                  97,576,748          $8.40     $7.66     $7.00     $6.40     $5.87     $5.39
              Sell Property in 2000                  97,576,748          $8.25     $7.90     $7.57     $7.25     $6.95     $6.67

  ALTERNATIVE GOLDMAN RECEIVES ANTI-DILUTION
              PROTECTION IN RCPI AND NUREIT
              Sell Property in 2007                 127,111,973          $7.44     $6.80     $6.22     $5.71     $5.24     $4.82
              Sell Property in 2000                 127,111,973          $7.41     $7.09     $6.80     $6.51     $6.25     $5.99

----------------------------------------------------------------------------------------------------------------------------------


INDEBTEDNESS ON JANUARY 1, 1996
----------------------------------------------------------------------------------------------------------------------------------
  (IN MILLIONS)                                                ASSUMED                   ASSUMED                    REQUIRED
  DEBT OUTSTANDING                                             AMOUNT                 INTEREST RATE               AMORTIZATION
----------------------------------------------------------------------------------------------------------------------------------

  GE/NBC Credit Lease Financing (2)                            $355.0                    7.25% (3)                 27 Years (5)
  Commercial Bank Loan (Chemical)                               344.0                    8.25%                        None
                                                               ------                    ----
  Total/Weighted Average                                       $699.0                    7.74%

----------------------------------------------------------------------------------------------------------------------------------


--------------

(1) Zell Base Scenario assumes that Goldman receives anti-dilution protection only on the $23 million private placement of RCPI shares to the Zell Investors. Goldman Base Scenario contemplates a $200 million equity investment through (i) a $100 million private placement to Goldman and
     (ii) a $100 million rights offering to Goldman and RCPI shareholders. Debt structures are identical for Base and Alternative Scenarios.
(2)  Assumes GE / NBC credit lease financing based on current market quotes.
     The ability to achieve such a financing is dependent upon completion of a definitive agreement on terms substantially similar to the Letter of Intent signed by RCPI, NBC and Equity Office Holdings on September 11, 1995 which is included in Appendix B. If the GE / NBC financing does not occur, the debt would consist solely of the commercial bank loan resulting in an NPV range (2007 Property sale; 10% to 15% discount rates) of $8.09 to $5.15, respectively, in the Base Scenario and $7.16 to $4.60, respectively, in the Alternative Scenario.
(3)  Effective payment rate of 8.45%, including principal amortization.
(4) The selection of an appropriate discount rate to use in calculating net present value requires consideration of a broad range of qualitative and quantitative variables. These variables include but are not limited to (i) the entity's cost of debt and equity capital on both an overall and marginal basis, (ii) the entity's leverage level with respect to its ability to service debt and its debt ratio relative to comparable companies in its industry, (iii) the entity's capital structure flexibility with respect to restrictive covenants and (iv) other important factors.
(5)  Based on monthly 27 year amortization with monthly payments.


PaineWebber Incorporated                                                       5

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ZELL TRANSACTION DEBT STRUCTURE

DEBT PRINCIPAL BALANCE (1)



(IN MILLIONS)                                                         AS OF YEAR ENDING DECEMBER 31,
                                          --------------------------------------------------------------------------------------
                                           1996            1997           1998            1999           2000           2001
--------------------------------------------------------------------------------------------------------------------------------

GE/NBC Credit Lease Financing             $350.6          $345.9         $340.8          $335.3         $329.4         $323.1
Commercial Bank Loan (Chemical)            344.0           344.0          344.0           344.0          344.0          344.0
                                          ------          ------         ------          ------         ------         ------
Total Debt                                $694.6          $689.9         $684.8          $679.3         $673.4         $667.1
--------------------------------------------------------------------------------------------------------------------------------


DEBT SERVICE COVERAGE (1)
(IN MILLIONS, EXCEPT COVERAGE RATIOS)       1996            1997           1998            1999           2000           2001
--------------------------------------------------------------------------------------------------------------------------------

EBITDA (2)                                $ 66.4          $ 94.9          $118.5          $122.6         $121.4         $117.8
Interest Expense -- Cash                  $ 54.0          $ 53.6          $ 53.3          $ 52.9         $ 52.5         $ 52.1
Debt Service Coverage -- Cash               1.23x           1.77x           2.22x           2.32x          2.31x          2.26x
--------------------------------------------------------------------------------------------------------------------------------


(1) Debt structures are identical for Zell Transaction Base and Alternative Scenarios.
(2) Property net operating income, plus interest income received, less general and administrative expenses.


PaineWebber Incorporated                                                       6

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ZELL TRANSACTION OWNERSHIP

ZELL BASE SCENARIO: GOLDMAN RECEIVES ANTI-DILUTION PROTECTION ONLY IN RCPI


--------------------------------------------------------------------------------------------------------------------------------
                                            SHARES        % PRIMARY          WARRANTS &          TOTAL FULLY      % FULLY
                                            OWNED          SHARES              SARS                DILUTED          DILUTED
--------------------------------------------------------------------------------------------------------------------------------

RCPI Shareholders                        38,260,704         45.7%                   --           38,260,704          39.2%
Zell Investors                           45,454,545         54.3%             3,333,829          48,788,374          50.0%
Goldman, Sachs                                   --          0.0%            10,527,670          10,527,670          10.8%
                                         ----------        -----             ----------         -----------         -----
                                         83,715,249        100.0%            13,861,499          97,576,748         100.0%
--------------------------------------------------------------------------------------------------------------------------------


ZELL ALTERNATIVE SCENARIO: GOLDMAN RECEIVES ANTI-DILUTION PROTECTION IN BOTH RCPI AND NUREIT
--------------------------------------------------------------------------------------------------------------------------------

                                            SHARES        % PRIMARY          WARRANTS &          TOTAL FULLY      % FULLY
                                            OWNED          SHARES              SARS                DILUTED          DILUTED
--------------------------------------------------------------------------------------------------------------------------------

RCPI Shareholders                        38,260,704         45.7%                   --           38,260,704          30.1%
Zell Investors                           45,454,545         54.3%            18,101,442          63,555,987          50.0%
Goldman, Sachs                                   --          0.0%            25,295,283          25,295,283          19.9%
                                         ----------        -----             ----------         -----------         -----
                                         83,715,249        100.0%            43,396,724         127,111,973         100.0%
--------------------------------------------------------------------------------------------------------------------------------



PaineWebber Incorporated                                                       7

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ZELL TRANSACTION STRUCTURE

TRANSACTION STRUCTURE

- Sale of assets of RCPI to Nureit, which will ultimately own and operate Rockefeller Center.

- Equity investment by Zell Investors in Nureit of $250 million in a non-consensual transaction. The $265 million investment by the Zell Investors in a specified consensual transaction with the Borrower is not assumed in these analyses.

- Approximately $699 million placement of intermediate and long term, fixed rate debt.

     -- Nureit will raise approximately $355 million through a 27 year term, AAA-rated credit lease financing on the NBC space at a rate of approximately 75 basis points over the yield on the interpolated 27 year Treasury bond.

     -- Nureit will also raise approximately $344 million for 5 years at a rate of approximately LIBOR + 175 basis points plus an estimated 50 basis points for full term interest rate swaps, which will result in a fixed rate of approximately 8.25%. Chemical Bank has been identified as a potential lender at these terms.

- RCPI equity holders (including Goldman) will receive 50% of Nureit on a fully diluted basis and approximately $835 million cash to repay all existing indebtedness, retire the swaps and fund estimated transaction costs.

- If Goldman's anti-dilution protection is not enforceable against Nureit's capitalization (Zell Base Scenario), upon completion of the transactions the Zell Investors will own 45.5 million shares and 3.3 million SARs, representing 50.0% of the REIT's economics. Goldman, Sachs will own a total of 10.5 million warrants and SARs, representing 10.8% of the REIT's economics. The RCPI shareholders will be diluted to 39.2% of the REIT's economics.

- If Goldman's anti-dilution protection is enforceable against Nureit's capitalization (Zell Alternative Scenario), upon completion of the transactions the Zell Investors will own 45.5 million shares and 18.1 million SARs, representing 50.0% of the REIT's economics. Goldman, Sachs will own a total of 25.3 million warrants and SARs, representing 19.9% of the REIT's economics. The RCPI shareholders will be diluted to 30.1% of the REIT's economics.

- Total indebtedness is projected to decline annually through credit lease financing amortization from approximately $699 million on January 1, 1996. Assuming a $7.50 stock price, this would represent an initial Debt to Total Market Capitalization Ratio of 51%.

- Nureit will have approximately $114 million of working capital upon closing.

-    Nureit's Board will consist of nine Directors with five independent
     Directors.


PaineWebber Incorporated                                                       8

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ZELL TRANSACTION CONSIDERATIONS

CONSIDERATIONS

----------------------------------------------------------------------------------------------------------------------------------
                           ADVANTAGES                                                      DISADVANTAGES
----------------------------------------------------------------------------------------------------------------------------------

   - More conservative capital structure -- 51% Debt to Total     - If Goldman anti-dilution extended to Nureit, current RCPI
     Market Capitalization after transaction is completed           shareholders economic interest reduced to 30% (Alternative
     (based on $7.50 stock price)                                   Scenario) versus 39% if anti-dilution extends only to RCPI
                                                                    (Base Scenario)
   - Significantly less expensive debt; weighted average rate
     of approximately 7.74%                                       - Shareholder approval may be difficult to achieve - will
                                                                    require a 62.5% affirmative shareholder vote with Goldman
   - Ability to negotiate the Transfer with Borrower from a         dissent
     position of strength
                                                                  - Practical difficulty in prepayment of Whitehall Debentures
   - Zell interests aligned with common shareholders'               due to timing of cash flow sweep payments.  If unsuccessful,
     interests                                                      RCPI may need to file for bankruptcy to achieve its
                                                                    reorganization
   - Management strategy to maximize long term real estate
     value of Rockefeller Center                                  - Zell Investors will have de facto control over RCPI, subject to an independent board
   - Zell office management expertise
                                                                  - Risk of Goldman anti-dilution borne solely by RCPI, not Zell
   - Disney entertainment / retail expertise                        Investors

   - Balance sheet flexibility                                    - Certain Bankruptcy Court approval required to close

   - Zell Transaction Agreement has been documented and           - Does not have perception of "fairness" of a rights offering executed
                                                                  - Transaction uncertainty and complexity
   - Updated corporate charter
                                                                  - Short term funding offered allows RCPI to fund current
   - Shareholder vote is a mandate for a new company strategy       operations only up to March 1, 1996
     and capitalization policy
----------------------------------------------------------------------------------------------------------------------------------



PaineWebber Incorporated                                                       9

                                             ROCKEFELLER CENTER PROPERTIES, INC.


IV.  GOLDMAN PROPOSAL

FINANCIAL SUMMARY



----------------------------------------------------------------------------------------------------------------------------------
                                                       FULLY                       NET PRESENT VALUE PER SHARE AT VARIOUS
                                                 DILUTED SHARES                  DISCOUNT RATES AS OF JANUARY 1, 1996 (5)
SCENARIO                                           OUTSTANDING             -------------------------------------------------------
                                                                           10%       11%       12%       13%      14%       15%
----------------------------------------------------------------------------------------------------------------------------------

BASE         $200 MILLION EQUITY INVESTMENT
             Sell Property in 2007                 84,182,847             $8.24     $7.52     $6.87     $6.29     $5.76    $5.29
             Sell Property in 2000                 84,182,847             $8.01     $7.67     $7.35     $7.04     $6.75    $6.47
----------------------------------------------------------------------------------------------------------------------------------
ALTERNATIVE  $250 MILLION EQUITY INVESTMENT
             Sell Property in 2007                 93,563,710             $8.03     $7.34     $6.72     $6.17     $5.66    $5.21
             Sell Property in 2000                 93,563,710             $7.85     $7.51     $7.20     $6.90     $6.62    $6.35
----------------------------------------------------------------------------------------------------------------------------------


BASE SCENARIO INDEBTEDNESS ON JANUARY 1, 1996 (1)
----------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS)
                                                                                       ASSUMED                    REQUIRED
DEBT OUTSTANDING (1)                                   ASSUMED AMOUNT              INTEREST RATE               AMORTIZATION
----------------------------------------------------------------------------------------------------------------------------------

Whitehall Debentures                                     $ 75.0 (2)                   14.00%                        None
Third Party Debt                                          300.0 (1)                    9.50% (4)                    None
Zero Coupon Convertible Debentures                        360.3 (3)                   10.22%                      Accretes
                                                         ------                       ------
Total/Weighted Average                                   $735.3                       10.31%
----------------------------------------------------------------------------------------------------------------------------------


---------------

(1) Goldman Alternative Scenario assumes third party debt of $250 million versus $300 million in Goldman Base Scenario. This $50 million debt paydown is achieved through the second rights offering proceeds.
(2)  Payable in cash or, if Net Cash Flow is insufficient, in kind.
(3) Debt principal accretes at 10.225% through December 31, 2000. If bondholders do not elect to convert on December 31, 2000, the Zero Coupon Convertible Debentures will automatically be exchanged for non-convertible floating rate notes which will bear interest at a rate equal to 90-day LIBOR plus a spread of between 25 to 100 basis points (assumed to be LIBOR + 50 basis points for purposes of this analysis).
(4) Represents estimated LIBOR spread in Goldman Proposal of LIBOR + 300 basis points plus an estimated 50 basis points for term interest rate swaps, for a fixed rate of 9.50%.
(5) The selection of an appropriate discount rate to use in calculating net present value requires consideration of a broad range of qualitative and quantitative variables. These variables include but are not limited to (i) the entity's cost of debt and equity capital on both an overall and marginal basis, (ii) the entity's leverage level with respect to its ability to service debt and its debt ratio relative to comparable companies in its industry, (iii) the entity's capital structure flexibility with respect to restrictive covenants and (iv) other important factors.


PaineWebber Incorporated                                                      10

                                             ROCKEFELLER CENTER PROPERTIES, INC.


GOLDMAN PROPOSAL DEBT STRUCTURE

DEBT PRINCIPAL BALANCE -- BASE SCENARIO (1)


--------------------------------------------------------------------------------------------------------------------------------
 (IN MILLIONS)                                                             AS OF YEAR ENDING DECEMBER 31,
                                                  ------------------------------------------------------------------------------
                                                   1996          1997          1998         1999          2000          2001
--------------------------------------------------------------------------------------------------------------------------------

Whitehall Debentures                               $ 75.0        $ 75.0        $ 75.0       $ 75.0        $ 75.0        $ 75.0
Third Party Debt                                    300.0         300.0         276.2        254.7         225.4         225.4
Zero Coupon Convertible Debentures                  397.1         437.7         482.5        531.8         586.2         586.2
                                                   ------        ------        ------       ------        ------        ------
Total Debt                                         $772.1        $812.7        $833.7       $861.5        $886.6        $886.6
--------------------------------------------------------------------------------------------------------------------------------


DEBT SERVICE COVERAGE -- BASE SCENARIO
--------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT COVERAGE RATIOS)              1996          1997          1998         1999          2000         2001
--------------------------------------------------------------------------------------------------------------------------------

EBITDA (2)                                         $ 46.9         $80.4        $122.6        $126.7       $125.5       $121.9
Interest Expense -- Cash                           $ 39.0         $39.0        $ 39.0        $ 36.7       $ 34.7       $ 75.9
Interest Expense -- Cash & Accrual (3)             $ 75.8         $79.6        $ 83.8        $ 86.1       $ 89.1       $ 75.9
Debt Service Coverage -- Cash                         1.20x         2.06x        3.14x          3.45x        3.62x        1.61x
Debt Service Coverage -- Cash & Accrual (3)           0.62x         1.01x        1.46x          1.47x        1.41x        1.61x
--------------------------------------------------------------------------------------------------------------------------------


------------------

(1) Goldman Alternative Scenario assumes third party debt of $250 million versus $300 million in Goldman Base Scenario. This $50 million debt paydown is achieved through the second rights offering proceeds.
(2) Property net operating income, plus interest income received, less general and administrative expense.
(3)  Includes accrual of interest on the Zero Coupon Convertible Debentures.


PaineWebber Incorporated                                                      11

                                             ROCKEFELLER CENTER PROPERTIES, INC.


GOLDMAN PROPOSAL OWNERSHIP SUMMARY

GOLDMAN BASE SCENARIO: 100% RCPI SUBSCRIPTION TO RIGHTS OFFERING (1)

--------------------------------------------------------------------------------------------------------------------------------
                                            SHARES        % PRIMARY                                TOTAL FULLY      % FULLY
                                            OWNED          SHARES            WARRANTS                DILUTED          DILUTED
--------------------------------------------------------------------------------------------------------------------------------

RCPI Shareholders                        50,583,781         73.3%                    --           50,583,781          60.1%
Goldman, Sachs                           18,446,154         26.7%             15,152,913          33,599,066          39.9%
                                         ----------        -----              ----------          ---------          ------
                                         69,029,935        100.0%             15,152,913          84,182,847         100.0%
--------------------------------------------------------------------------------------------------------------------------------


GOLDMAN BASE SCENARIO: 0% RCPI SUBSCRIPTION TO RIGHTS OFFERING (1)
--------------------------------------------------------------------------------------------------------------------------------
                                            SHARES        % PRIMARY                              TOTAL FULLY      % FULLY
                                            OWNED          SHARES            WARRANTS              DILUTED          DILUTED
--------------------------------------------------------------------------------------------------------------------------------

RCPI Shareholders                        38,260,704         55.4%                     --          38,260,704          45.4%
Goldman, Sachs                           30,769,231         44.6%             15,152,913          45,922,143          54.6%
                                         ----------        -----              ----------          ---------          ------
                                         69,029,935        100.0%             15,152,913          84,182,847         100.0%
--------------------------------------------------------------------------------------------------------------------------------


------------------

(1) Goldman Alternative Scenario assumes an additional $50 million is raised through a second rights offering at $6.50 per share for 93,563,710 total fully diluted shares. The diminished economics under this alternative are shown on page 10.


PaineWebber Incorporated                                                      12

                                             ROCKEFELLER CENTER PROPERTIES, INC.


GOLDMAN PROPOSAL TRANSACTION STRUCTURE

TRANSACTION STRUCTURE

- To pay the Zell Transaction break-up fees and repay the working capital line, RCPI completes a private placement of $27.0 million of RCPI common shares to Goldman at $6.50 per share on the date a transaction with Goldman is announced. In addition, RCPI will borrow $10.0 million from Goldman in additional Floating Rate Notes.

- RCPI repays the Floating Rate Notes balance of $127 million after December 27, 1995 with a 1.5% penalty ($1.9 million), repays the Current Coupon Convertible Debentures balance of $213 million and retires its swap obligations.

- RCPI completes its private placement to Goldman for the remaining $73.0 million of Common Shares.

- Goldman completes a $100 million rights offering (for a total equity investment of $200 million) for RCPI common shares to RCPI Shareholders and Goldman in the Goldman Base Scenario.

- Goldman, at the Board's request, will commit to stand by to underwrite an equity rights offering of up to $50 million at $6.50 per share within the next three years. The Goldman Alternative Scenario assumes the execution of this rights offering at closing with proceeds used to reduce the third party debt to $250 million.

- RCPI common shareholders and Goldman exchange their shares for Nureit common shares on a one-for-one basis.

- Goldman exchanges its RCPI warrants and SARs for Nureit warrants and is given additional Nureit warrants to bring its total economic interest to 18.0%. Goldman will own between 39.9% and 54.6% of Nureit on a fully diluted basis, depending on the RCPI shareholder subscription level.

- Nureit borrows $300 million (in Goldman Base Scenario) in fixed rate debt ($250 million in Goldman Alternative Scenario) from Goldman or another source at an assumed rate of 9.5%, interest only.

- Nureit assumes RCPI's 14% Debentures (which will be subordinate to the $300 million or $250 million in new third party debt) and Zero Coupon Convertible Debentures and uses a portion of the proceeds from the debt and equity offerings to retire the remainder of RCPI's indebtedness and obligations (approximately $372.5 million on December 31, 1995).

- Goldman will receive fees equal to (i) an up-front commitment fee equal to 3% of the aggregate dollar value of the rights offering and (ii) a 3% "Take-up" fee on the aggregate value of the shares it purchases from rights that were not exercised.

- Nureit will have approximately $101 million of working capital upon closing.

- Nureit Board will consist of nine Directors with five independent Directors and four Goldman Directors.

- Offer terminates on September 22, 1995 unless definitive agreement signed (Goldman offered to extend the termination date in its September 18, 1995 13-D/A filing with the S.E.C.).


PaineWebber Incorporated                                                      13

                                             ROCKEFELLER CENTER PROPERTIES, INC.


GOLDMAN PROPOSAL CONSIDERATIONS

CONSIDERATIONS


-----------------------------------------------------------------------------------------------------------------------------------
                         ADVANTAGES                                                       DISADVANTAGES
-----------------------------------------------------------------------------------------------------------------------------------

  - Certainty of Goldman approval and cooperation               - Higher initial leverage which increases annually, reaching $887 million (Goldman Base Scenario) in 2000 versus $673 million in
  - Goldman cooperation allows shareholder vote threshold         Zell Transaction (Zell Base Scenario)
    of 50% as opposed to 62.5% with Goldman dissent
                                                                - More expensive debt; weighted average rate of approximately
  - Updated corporate charter                                     10.3% versus approximately 7.7% in Zell Transaction

  - Goldman share purchase price of $6.50 per share is an       - Less balance sheet flexibility
    18% premium to the $5.50 per share purchase price
    contemplated in the Zell Transaction                        - More burdensome covenants on more expensive, shorter term debt

  - RCPI shareholder participation / mandate via rights         - Goldman's position as a debt holder may not represent the same
    offering                                                      interests as RCPI's shareholders' interests

  - No Bankruptcy Court approval required to close              - Goldman may have de facto control over RCPI, subject to an independent board
  - Short term funding offered allows RCPI to fund current
    operations past March 1, 1996                               - Unclear management strategy with respect to real estate value of Rockefeller Center

                                                                - No office, retail or entertainment expertise
----------------------------------------------------------------------------------------------------------------------------------



PaineWebber Incorporated                                                      14

                                             ROCKEFELLER CENTER PROPERTIES, INC.


V. INDEPENDENT ALTERNATIVE

- Assuming the Borrower follows through on its September 12, 1995 announcement of its intent to transfer ownership of Rockefeller Center to RCPI, RCPI's Board now has the theoretical option of foregoing both the Zell Transaction and the Goldman Proposal (the "Independent Alternative").

- The Independent Alternative provides the advantage of minimizing the dilution of ownership of the current shareholders compared to the Zell or Goldman opportunities.

- However, RCPI must still raise capital to have the ability to fund the obligations of ownership of Rockefeller Center. These obligations include the cash requirements of funding the costs of bankruptcy resolution and of leasing the approximate 1 million square feet of vacant space.

- The Independent Alternative raises a series of considerations for the Board, a few of which follow:

     -- Will the loss of a viable financial partner for RCPI impact the status of the Borrower's current cooperative approach with respect to the Transfer of ownership of Rockefeller Center?

     -- If the Board foregoes the Zell Transaction it will immediately be required to repay the $10 million working capital loan with accrued interest. How will RCPI quickly raise equity capital in order to
           (i) repay the working capital loan and (ii) continue to meet operating and debt service obligations prior to a large recapitalization?

     -- How will RCPI raise the equity capital required to fund the costs of bankruptcy resolution and the current 1 million square foot leasing requirement?

     -- Is the Board willing to continue operating RCPI under the outdated Company charter, which was structured for a special purpose vehicle? The merger formats contemplated by the Zell Transaction and Goldman Proposal offer RCPI the opportunity to adopt a charter that has the flexibility required to own and operate Rockefeller Center.


PaineWebber Incorporated                                                      15

                                             ROCKEFELLER CENTER PROPERTIES, INC.


INDEPENDENT ALTERNATIVE

     -- How will RCPI obtain the necessary operational skills and depth required to operate and enhance the value of Rockefeller Center and Radio City Music Hall?

     -- From a tactical perspective, could RCPI be ready to raise the required equity capital and staffing to take control of Rockefeller Center in the first quarter of 1996?

     -- Does the Board want a shareholder vote to approve of the Independent Alternative?

     -- How will the Independent Alternative impact the status of the current positive agreements with respect to GE, which will allow for the raising of approximately $355 million of debt at an attractive rate, and The Walt Disney Company, which is prepared to propose opportunities for Radio City Music Hall and potentially certain of Rockefeller Center's retail space?

     -- Without a merger structure, is the Board prepared to continue operating under the status quo with respect to Goldman, Sachs?


PaineWebber Incorporated                                                      16

                                             ROCKEFELLER CENTER PROPERTIES, INC.

INDEPENDENT ALTERNATIVE CONSIDERATIONS

CONSIDERATIONS

----------------------------------------------------------------------------------------------------------------------------------
ADVANTAGES                                                      DISADVANTAGES
----------------------------------------------------------------------------------------------------------------------------------
-- Reduced ownership dilution of current shareholders           -- Current inflexible Company charter is virtually impossible to change (80% shareholder vote required) without a
-- RCPI rights offering at fair market value can be achieved       merger structure
   without a shareholder vote or Goldman, Sachs approval

                                                                -- Potential inability to meet short term cash obligations

                                                                -- No real estate operating partner

                                                                -- Triggers Goldman, Sachs anti-dilution and retains certain burdensome debt covenants

                                                                -- GE and Disney participation uncertain

                                                                -- Uncertainty of response by the Borrower and impact on
                                                                   current negotiations

                                                                -- Uncertainty of response by Bankruptcy Court with respect to RCPI's financial viability

                                                                -- Tactical requirements with respect to need for quick equity capital raise and staffing to operate Rockefeller Center

----------------------------------------------------------------------------------------------------------------------------------


PaineWebber Incorporated                                                      17

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ASSUMPTIONS USED IN CASH FLOW MODELS


-    December 31, 1995 closing.

- Terminal Value of $1.71 billion in December 2000 and $2.26 billion in December 2007. Terminal value is calculated using Douglas Elliman's December 1994 appraisal methodology (an average of the discounted cash value from five different holding periods).

- Rockefeller Center property cash flow projections have been prepared by The Realtech Group and assume a lease-up to an approximate 96% economic occupancy by January 1, 1998. The projections are the Case 2 cash flow projections presented to the Board on August 3, 1995, as updated by The Realtech Group.

- Nureit obtains a new working capital line of credit to meet potential cash shortfalls.

- Annual dividend distributions, if any, are set at a maximum of $0.60 per share and are made only when Net Cash Flow is positive and no balance on the assumed line of credit exists.

- Distributions to warrant and SAR holders are paid as per the December 1994 warrant and SAR agreements.

- Remaining cash flow after dividend distributions is used to prepay existing indebtedness.

- RCPI receives the property on or prior to closing and uses $55 million cash to pay property-related obligations ($68 million of expenses, reduced by the $13 million cash assumed to be available on the Property's balance sheet).

-    Transaction costs estimated to be $20 million.


PaineWebber Incorporated                                                      18

                                             ROCKEFELLER CENTER PROPERTIES, INC.


ASSUMPTIONS USED IN ZELL TRANSACTION MODEL

IN ADDITION TO THE ASSUMPTIONS OUTLINED ABOVE, THE FOLLOWING ASSUMPTIONS HAVE BEEN MADE WITH RESPECT TO THE ZELL TRANSACTION:


- None of the $15 million placed in escrow by the Zell Investors and RCPI will be paid to settle unknown liabilities of the Company which may or may not arise.

- NBC lease payments are modified as per the Term Sheet between RCPI, NBC and Equity Office Holdings dated September 11, 1995 (see Appendix B).

- GE / NBC credit lease financing payments are based on 7.25% interest and 27 year monthly amortization.

- Commercial bank loan payments are based on an interest rate of LIBOR + 175 basis points plus an estimated 50 basis points for term interest rate swaps to fix the interest payments.

- Remaining cash flow after dividend distributions is used to prepay the commercial bank loan.


PaineWebber Incorporated                                                      19

                                             ROCKEFELLER CENTER PROPERTIES, INC.


GOLDMAN PROPOSAL ASSUMPTIONS

IN ADDITION TO THE ASSUMPTIONS OUTLINED ABOVE, THE FOLLOWING ASSUMPTIONS HAVE BEEN MADE WITH RESPECT TO THE GOLDMAN PROPOSAL:


- Zero Coupon Convertible Debentures are kept in place and, on December 31, 2000, convert into floating rate notes which bear interest at a rate of LIBOR + 50 basis points, which is assumed to be 7.50%.

- Third party debt payments are based on an interest rate of LIBOR + 300 basis points plus an estimated 50 basis points for term interest rate swaps to fix the interest payments.

- Remaining cash flow after divided distributions is used to prepay third party debt.


PaineWebber Incorporated                                                      20

                                                                    CONFIDENTIAL


BOARD OF DIRECTORS
CONFIDENTIAL INFORMATION PACKAGE SUPPLEMENT


September 22, 1995



PaineWebber Incorporated

                                                                    CONFIDENTIAL


TABLE OF CONTENTS

NOTE: THIS INFORMATION SUPPLEMENTS THE CONFIDENTIAL INFORMATION PACKAGE DATED SEPTEMBER 22, 1995 WHICH WAS DELIVERED TO THE BOARD OF DIRECTORS ON SEPTEMBER 20, 1995.

I.        Updated Case 2 Cash Flow Projections

          --    STATUS QUO
          --    WITH NBC LEASE MODIFICATIONS

II.       Projected Dividend Distributions

          --    ZELL TRANSACTION BASE SCENARIO
          --    ZELL TRANSACTION ALTERNATIVE SCENARIO
          --    GOLDMAN PROPOSAL BASE SCENARIO
          --    GOLDMAN PROPOSAL ALTERNATIVE SCENARIO


PaineWebber Incorporated

                                                                    CONFIDENTIAL


I. UPDATED CASE 2 CASH FLOW PROJECTIONS

OVERVIEW

- Rockefeller Center property cash flow projections have been prepared by The Realtech Group and assume a lease-up to an approximate 96% economic occupancy by January 1, 1998. The projections are the Case 2 cash flow projections presented to the Board of Directors on August 3, 1995, as updated by The Realtech Group to reflect recent leasing.

-    Cash flow projections have been prepared under two separate scenarios:
     (i) the "Status Quo" scenario reflects the projected cash flow assumptions as described above and (ii) the "With NBC Lease Modification" scenario reflects the Status Quo scenario with a modified cash flow stream due to the change in NBC's lease payment schedule.

     -- As stated in the Letter of Intent signed by RCPI, Equity Office Holdings and NBC, NBC will modify its current lease payment schedule to a triple-net rent lease under which it will pay a monthly rent of approximately $2.5 million through December 31, 2022 on its 1.28 million feet of space
          (1).

- These updated Case 2 cash flow projections provide the Rockefeller Center cash flows which serve as the basis for the net present value analyses performed on the Zell Transaction and Goldman Proposal which are outlined in the Confidential Information Package.

---------------
(1) Does not include the approximately 19,000 square-foot "Studio 1A" lease or any additional space leased by General Electric or NBC subsequent to the 1988 lease agreement.


PaineWebber Incorporated                                                       1

                                                                    CONFIDENTIAL


UPDATED CASE 2 CASH FLOW PROJECTIONS
     -- STATUS QUO


PROJECTED CASE 2 CASH FLOWS BASED ON APPRAISAL ASSUMPTIONS WITH LEASE-UP BY JANUARY 1, 1998
-----------------------------------------------------------------------------------------------------------------------------
(THOUSANDS)                              1996           1997            1998           1999            2000           2001
-----------------------------------------------------------------------------------------------------------------------------

Effective Gross Income                 $198,113       $237,061        $287,093       $299,181        $306,292       $313,931
Total Operating Expense (1)             148,179        153,893         161,320        169,119         177,307        188,455
                                       --------       --------        --------       --------        --------       --------
    Net Operating Income               $ 49,934       $ 83,168        $125,773       $130,063        $128,984       $125,476
Tenant Work                            $ 21,513       $ 21,096        $  2,764       $  4,118        $  4,968       $ 11,530
Leasing Commissions                      10,048          8,791           1,411          2,126           3,417          7,097
Capitalized Expense (2)                  14,644         12,485          14,167         20,825          11,775          7,350
                                       --------       --------        --------       --------        --------       --------
    Total Property Investment          $ 46,205       $ 42,372        $ 18,342       $ 27,069        $ 20,160       $ 25,977
                                       --------       --------        --------       --------        --------       --------
Net Cash Flow Before Debt Service      $  3,729       $ 40,797        $107,431       $102,993        $108,824       $ 99,499
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
(THOUSANDS)                              2002           2003            2004           2005            2006           2007
-----------------------------------------------------------------------------------------------------------------------------

Effective Gross Income                 $333,304       $354,587        $363,907       $368,227        $380,469       $406,894
Total Operating Expense                 197,483        206,963         216,916        227,367         238,340        249,863
                                       --------       --------        --------       --------        --------       --------
   Net Operating Income                $135,820       $147,624        $146,991       $140,860        $142,128       $157,031
Tenant Work                            $  9,471       $  4,543        $ 13,572       $ 12,272        $ 22,804       $ 18,976
Leasing Commissions                       6,182          2,250           9,993          9,403          12,037         10,486
Capitalized Expense (2)                   7,000          7,000           7,000          7,280           7,571          7,874
                                       --------       --------        --------       --------        --------       --------
   Total Property Investment           $ 22,653       $ 13,793        $ 30,565       $ 28,955        $ 42,412       $ 37,336
                                       --------       --------        --------       --------        --------       --------
Net Cash Flow Before Debt Service      $113,167       $133,831        $116,426       $111,906        $ 99,717       $119,695
-----------------------------------------------------------------------------------------------------------------------------


---------------
(1) Does not include potential New York City tax rebate in 1996 due to the uncertainty of the net impact to the property after reimbursements to tenants.
(2) Capital expenditures represent the Borrower's budget through 2004 and increase by the assumed growth rate thereafter.


PaineWebber Incorporated                                                       2

                                                                    CONFIDENTIAL


UPDATED CASE 2 CASH FLOW PROJECTIONS
     -- WITH NBC LEASE MODIFICATIONS


PROJECTED CASE 2 CASH FLOWS BASED ON APPRAISAL ASSUMPTIONS WITH LEASE-UP BY JANUARY 1, 1998
-----------------------------------------------------------------------------------------------------------------------------
(THOUSANDS)                              1996           1997            1998           1999            2000           2001
-----------------------------------------------------------------------------------------------------------------------------

Effective Gross Income                 $217,577       $250,632        $282,984       $295,072        $302,183       $309,822
Total Operating Expense (1)             148,179        153,893         161,320        169,119         177,307        188,455
                                       --------       --------        --------       --------        --------       --------
    Net Operating Income               $ 69,398       $ 96,739        $121,664       $125,954        $124,875       $121,367
Tenant Work                            $ 21,513       $ 21,096        $  2,764       $  4,118        $  4,968       $ 11,530
Leasing Commissions                      10,048          8,791           1,411          2,126           3,417          7,097
Capitalized Expense (2)                  14,644         12,485          14,167         20,825          11,775          7,350
                                       --------       --------        --------       --------        --------       --------
    Total Property Investment          $ 46,205       $ 42,372        $ 18,342       $ 27,069        $ 20,160       $ 25,977
                                       --------       --------        --------       --------        --------       --------
Net Cash Flow Before Debt Service      $ 23,193       $ 54,368        $103,322       $ 98,884        $104,715       $ 95,390


-----------------------------------------------------------------------------------------------------------------------------
(THOUSANDS)                              2002           2003            2004           2005            2006           2007
-----------------------------------------------------------------------------------------------------------------------------
Effective Gross Income                 $329,195       $350,478        $359,798       $364,118        $376,360       $401,497
Total Operating Expense                 197,483        206,963         216,916        227,367         238,340        249,863
                                       --------       --------        --------       --------        --------       --------
    Net Operating Income               $131,711       $143,515        $142,882       $136,751        $138,019       $151,634
Tenant Work                            $  9,471       $  4,543        $ 13,572       $ 12,272        $ 22,804       $ 18,976
Leasing Commissions                       6,182          2,250           9,993          9,403          12,037         10,486
Capitalized Expense (2)                   7,000          7,000           7,000          7,280           7,571          7,874
                                       --------       --------        --------       --------        --------       --------
    Total Property Investment          $ 22,653       $ 13,793        $ 30,565       $ 28,955        $ 42,412       $ 37,336
                                       --------       --------        --------       --------        --------       --------
Net Cash Flow Before Debt Service      $109,058       $129,722        $112,317       $107,797        $ 95,608       $114,298
-----------------------------------------------------------------------------------------------------------------------------


---------------
(1) Does not include potential New York City tax rebate in 1996 due to the uncertainty of the net impact to the property after reimbursements to tenants.
(2) Capital expenditures represent the Borrower's budget through 2004 and increase by the assumed growth rate thereafter.


PaineWebber Incorporated                                                       3

                                                                    CONFIDENTIAL


II.  ZELL TRANSACTION
     -- BASE SCENARIO DIVIDEND DISTRIBUTIONS


DISTRIBUTIONS PER SHARE -- 2007 SALE
-----------------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999         2000         2001
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.22         $0.50         $0.44        $0.51       $ 0.40
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $  --       $   --
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                                  2002          2003          2004          2005         2006         2007
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $0.54         $0.60         $0.58         $0.53        $0.41       $ 0.60
Distributions to Warrant & SAR Holders (1)       $0.13         $0.19         $0.17         $0.12        $  --       $ 0.18
Residual Value in Terminal Year (2)                                                                                 $17.74
-----------------------------------------------------------------------------------------------------------------------------


DISTRIBUTIONS PER SHARE -- 2000 SALE
------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999          2000
------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.22         $0.50         $0.44        $ 0.51
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $   --
Residual Value in Terminal Year (2)                                                                     $11.39
------------------------------------------------------------------------------------------------------------------


---------------
(1) It is assumed that distributions will continue to be made to warrant and SAR holders as per the warrant and SAR agreements dated December 18, 1994. Under these agreements, warrant and SAR holders are entitled to receive annual cash distributions equal to the positive difference, if any, between the aggregate dividend paid per share of common stock during the prior calendar year (placed in the current calendar year for modeling purposes) and (i) with respect to years ending on or before December 31, 2000, $0.60 or (ii) thereafter, the product of the warrant or SAR exercise price multiplied by LIBOR plus 1%.
(2) Residual value per share is calculated as property sale proceeds, plus cash on Nureit's balance sheet, plus cash received from the conversion of warrants and SARs, less debt outstanding, divided by the number of fully diluted shares outstanding.


PaineWebber Incorporated                                                       4

                                                                    CONFIDENTIAL


ZELL TRANSACTION
     -- ALTERNATIVE SCENARIO DIVIDEND DISTRIBUTIONS


DISTRIBUTIONS PER SHARE -- 2007 SALE
-----------------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999         2000         2001
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.22         $0.50         $0.44        $0.51       $ 0.40
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $  --       $   --
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                                  2002          2003          2004          2005         2006         2007
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $0.52         $0.68         $0.54         $0.50        $0.39       $ 0.55
Distributions to Warrant & SAR Holders (1)       $0.08         $0.24         $0.11         $0.07        $  --       $ 0.12
Residual Value in Terminal Year (2)                                                                                 $14.79
-----------------------------------------------------------------------------------------------------------------------------


DISTRIBUTIONS PER SHARE -- 2000 SALE
------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999          2000
------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.22         $0.50         $0.44        $ 0.51
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $   --
Residual Value in Terminal Year (2)                                                                     $10.03
------------------------------------------------------------------------------------------------------------------


---------------
(1) It is assumed that distributions will continue to be made to warrant and SAR holders as per the warrant and SAR agreements dated December 18, 1994. Under these agreements, warrant and SAR holders are entitled to receive annual cash distributions equal to the positive difference, if any, between the aggregate dividend paid per share of common stock during the prior calendar year (placed in the current calendar year for modeling purposes) and (i) with respect to years ending on or before December 31, 2000, $0.60 or (ii) thereafter, the product of the warrant or SAR exercise price multiplied by LIBOR plus 1%.
(2) Residual value per share is calculated as property sale proceeds, plus cash on Nureit's balance sheet, plus cash received from the conversion of warrants and SARs, less debt outstanding, divided by the number of fully diluted shares outstanding.


PaineWebber Incorporated                                                       5

                                                                    CONFIDENTIAL


GOLDMAN PROPOSAL
     -- BASE SCENARIO DIVIDEND DISTRIBUTIONS



DISTRIBUTIONS PER SHARE -- 2007 SALE
-----------------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999         2000         2001
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.08         $0.60         $0.60        $0.60       $ 0.29
Distributions to Warrant Holders (1)             $  --         $  --         $  --         $  --        $  --       $   --
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                                  2002          2003          2004          2005         2006         2007
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $0.48         $0.60         $0.53         $0.47        $0.30       $ 0.57
Distributions to Warrant Holders (1)             $0.03         $0.16         $0.08         $0.02        $  --       $ 0.12
Residual Value in Terminal Year (2)                                                                                 $17.46
-----------------------------------------------------------------------------------------------------------------------------


DISTRIBUTIONS PER SHARE -- 2000 SALE
------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999          2000
------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.08         $0.60         $0.60        $ 0.60
Distributions to Warrant Holders (1)             $  --         $  --         $  --         $  --        $   --
Residual Value in Terminal Year (2)                                                                     $10.82
------------------------------------------------------------------------------------------------------------------


--------------

(1) It is assumed that distributions will continue to be made to warrant holders as per the warrant agreements dated December 18, 1994. Under these agreements, warrant holders are entitled to receive annual cash distributions equal to the positive difference, if any, between the aggregate dividend paid per share of common stock during the prior calendar year (placed in the current calendar year for modeling purposes) and
     (i) with respect to years ending on or before December 31, 2000, $0.60 or
     (ii) thereafter, the product of the warrant exercise price multiplied by LIBOR plus 1%.
(2) Residual value per share is calculated as property sale proceeds, plus cash on Nureit's balance sheet, plus cash received from the conversion of warrants, less debt outstanding, divided by the number of fully diluted shares outstanding.


PaineWebber Incorporated                                                       6

                                                                    CONFIDENTIAL


GOLDMAN PROPOSAL
     -- ALTERNATIVE SCENARIO DIVIDEND DISTRIBUTIONS


DISTRIBUTIONS PER SHARE -- 2007 SALE
-----------------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999         2000         2001
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.19         $0.60         $0.60        $0.60       $ 0.32
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $  --       $   --
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                                  2002          2003          2004          2005         2006         2007
-----------------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $0.49         $0.60         $0.53         $0.48        $0.33       $ 0.57
Distributions to Warrant & SAR Holders (1)       $0.04         $0.15         $0.08         $0.03        $  --       $ 0.12
Residual Value in Terminal Year (2)                                                                                 $16.37
-----------------------------------------------------------------------------------------------------------------------------


DISTRIBUTIONS PER SHARE -- 2000 SALE
------------------------------------------------------------------------------------------------------------------
                                                  1996          1997          1998          1999          2000
------------------------------------------------------------------------------------------------------------------

Distributions to Common Shareholders             $  --         $0.19         $0.60         $0.60        $ 0.60
Distributions to Warrant & SAR Holders (1)       $  --         $  --         $  --         $  --        $   --
Residual Value in Terminal Year (2)                                                                     $10.39
------------------------------------------------------------------------------------------------------------------


---------------
(1) It is assumed that distributions will continue to be made to warrant holders as per the warrant agreements dated December 18, 1994. Under these agreements, warrant holders are entitled to receive annual cash distributions equal to the positive difference, if any, between the aggregate dividend paid per share of common stock during the prior calendar year (placed in the current calendar year for modeling purposes) and
     (i) with respect to years ending on or before December 31, 2000, $0.60 or
     (ii) thereafter, the product of the warrant exercise price multiplied by LIBOR plus 1%.
(2) Residual value per share, calculated as property sale proceeds, plus cash on REIT's balance sheet, plus cash received from the conversion of warrants, less debt outstanding, divided by the number of fully diluted shares outstanding.


PaineWebber Incorporated                                                       7